Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                        INVESCO VAN KAMPEN EXCHANGE FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Exchange Fund was held on Friday, April 9, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

                                                                                                Votes      Votes
Matters                                                                            Votes For   Against   Abstained
-------                                                                            ---------   -------   ---------
(1) To approve a new investment advisory agreement with Invesco Advisers, Inc...
                                                                                    113,792         0      4,379
(2) To approve a new master sub-advisory agreement between Invesco
    Advisers, Inc. and its affiliates...........................................    110,715     1,815      5,641